EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2019 FINANCIAL RESULTS

•	Second quarter net revenues of $127.5 million compared to net revenues of $110.2 million for the same period of fiscal 2018.
•

Second quarter net income of $1.5 million, or $0.12 per diluted share, representing an improvement from the net loss of $(2.1) million, or $(0.17) per diluted share, for the same period of fiscal 2018.

•	Backlog of $253.0 million at March 31, 2019, an increase of 6.4% from $237.8 million at December 31, 2018.
•	Capital investment in the first six months of fiscal 2019 of $5.4 million and forecast for capital spending in fiscal 2019 of $12.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 2, 2019 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2019 ended March  31, 2019.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“In the second quarter, we exceeded our five million pound target, had our highest overall shipping quarter in four years, increased our backlog to a six-year high and set a Company record for aerospace volume in a single quarter,” said Michael Shor, President and Chief Executive Officer. “However, this solid top line did not translate to gross margins as well as we expected due to costs associated with the cold-finishing furnace outage and upgrade, lower specialty application projects and a lower-value product mix as compared to recent quarters.  Looking past these temporary headwinds to margin, we continue our efforts to lower operating costs and increase our volume by utilizing our additional capacity, both with a continued focus on driving improved  profitability.”

 2nd Quarter Results

Net Revenues.  Net revenues were $127.5 million in the second quarter of fiscal 2019, an increase of 15.7% from $110.2 million in the same period of fiscal 2018.   Volume was 5.2 million pounds in the second quarter of fiscal 2019, an increase of 10.0% from 4.7 million pounds in the same period of fiscal 2018.  The increase in volume was primarily due to an increase in shipments into the aerospace, industrial gas turbine and flue gas desulfurization markets (included in other markets) during the second quarter of fiscal 2019.  The product-sales average selling price was $23.48 per pound in the second quarter of fiscal 2019, an increase of 5.4% from $22.28 per pound in the same period of fiscal 2018.  The increase in average selling price per pound largely reflects improved pricing combined with a higher value product mix as compared to the same period of last year which increased average selling price per pound by approximately $1.52 and $0.37, respectively.  These increases were partially offset by lower market prices of raw materials, particularly cobalt, which decreased averages selling price per pound by approximately $0.69.

Gross Profit.    Gross profit was $14.7 million for the second quarter of fiscal 2019, an increase of $1.2 million from the same period of fiscal 2018. Gross margin as a percentage of net revenue decreased to 11.5% in the second quarter of fiscal 2019 as compared to 12.3% in the same period of fiscal 2018, largely attributable to temporary inefficiencies caused by the delayed start-up of cold-finish operations after the planned upgrade which occurred during the month of January, combined with lower levels of specialty application projects and declines in the market price of cobalt.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.7 million for the second quarter of fiscal 2019, a decrease of $1.6 million from the same period of fiscal 2018.  This decrease is primarily attributable to lower bad debt expense of $0.6 million due to the bankruptcy of one customer during the second quarter of fiscal 2018 and favorable foreign exchange expense of $0.6 million.  Selling, general and administrative expense as a percentage of net revenues decreased to 8.4% for the second quarter of fiscal 2019 compared to 11.1% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the second quarter of fiscal 2019, compared to $1.0 million, or 0.9% of revenue, in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in the second quarter of fiscal 2019 was $3.2 million compared to operating income of $0.3 million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.9 million compared to $2.1 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and ultimately lower expense.

Income Taxes.    Income tax expense was $0.5 million in the second quarter of fiscal 2019, an increase of $0.5 million from the second quarter of fiscal 2018, driven by higher income before income taxes.

Net Income/(Loss).  As a result of the above factors, net income in the second quarter of fiscal 2019 was $1.5 million, compared to a net loss of $(2.1) million in the same period of fiscal 2018.

Six Months Results

Net Revenues.   Net revenues were $234.5 million in the first six months of fiscal 2019, an increase of 17.3% from $199.9 million in the same period of fiscal 2018.   Volume was 9.5 million pounds in the first six months of fiscal 2019, an increase of 10.2% from 8.6 million pounds in the same period of fiscal 2018.  The increase in volume was primarily due to strong aerospace sales as well as improvement in flue-gas desulfurization (included within other markets) and chemical processing sales.  The product-sales average selling price was $23.50 per pound in first six months of fiscal 2019, an increase of 7.9% from $21.77 per pound in the same period of fiscal 2018.  The average selling price increased as a result of improved pricing, in the amount of approximately $1.51 per pound and a higher-value product mix as compared to the same period of fiscal 2018,  in the amount of approximately $0.37 per pound, partially offset by lower raw material market prices, which decreased average selling price per pound by approximately $0.15.

Gross Profit.   Gross profit was $26.0 million for the first six months of fiscal 2019, an increase of $3.4 million from the same period of fiscal 2018. Gross profit as a percentage of net revenue decreased to 11.1% in the first six months of fiscal 2019 as compared to 11.3% in the same period of fiscal 2018.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $21.8 million for the first six months of fiscal 2019, a decrease of $1.2 million from the same period of fiscal 2018.  The decrease in the first six months of fiscal 2019 is primarily attributable to lower expense due to foreign exchange losses of $0.6 million, lower bad debt expense of $0.4 million and lower expense due to incentive compensation of $0.3 million.  Selling, general and administrative expense as a percentage of net revenues decreased to 9.3% for the first six months of fiscal 2019 compared to 11.5% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $1.7 million, or 0.7% of revenue, for the first six months of fiscal 2019, compared to $1.9 million, or 0.9% of revenue, in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in the first six months of fiscal 2019 was $2.5 million compared to an operating loss of $(2.3) million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.7 million compared to $4.2 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and ultimately lower expense.

Income Taxes.  Income tax expense was $0.4 million in the first six months fiscal 2019, a reduction of $17.3 million from expense of $17.7 million in the same period of fiscal 2018, driven by a $19.6 million unfavorable impact related to the passage of the Tax Reform and Jobs Act during fiscal 2018.  This Act required the Company to revalue its deferred tax assets to the new statutory tax rate which resulted in increased expense during that period.

Net Income/(Loss).  As a result of the above factors, net loss for the first six months of fiscal 2019 was $(0.1) million, a decrease in loss of $24.5 million from net loss of $(24.6) million in the same period of fiscal 2018.

Planned Equipment Outage and Upgrade

The Company undertook a significant planned equipment outage and upgrade in the cold-finishing production area during the first quarter and a portion of the second quarter of fiscal 2019, upgrading certain components of one of the three annealing lines beginning in mid-October 2018.  The duration was fifteen weeks, with the upgraded annealing line placed back into service in late January 2019.  The outage required to complete these upgrades had a significant impact on the Company’s financial results in the first quarter of fiscal 2019, as well as a moderate financial impact on the second quarter of fiscal 2019.  Start-up costs, including higher processing costs and lower yields, impacted product costs in the second quarter and represented a temporary margin headwind.  The upgraded line is expected to be one of the key drivers to revenue growth and strengthening profitability over the balance of fiscal 2019.

Volumes, Competition and Pricing

Volume increased to 5.2 million pounds shipped in the second quarter of fiscal 2019 and represents the highest quarterly volume in four years.  The volume in the quarter was 10.0% higher than the same period of fiscal 2018 and sequentially 19.3% higher than the first quarter of fiscal 2019.  Volume shipped into the aerospace market during the second quarter of fiscal 2019 was 2.9 million pounds and represents a Company record.  Compared to last year’s second quarter, product shipped into the aerospace market was 10.8% higher.  The completion of the cold-finishing upgrade during the second quarter enabled the higher pounds shipped.  Pounds shipped into the industrial gas turbine market increased 18.3% compared to the same period of last year, coming off of historically low levels.  Continued weakness remains in the large-frame turbines market, while higher activity exists in the small/medium frame engines market.  Chemical processing volumes were lower than the same period last year driven by lower levels in specialty application projects shipped in the second quarter of fiscal 2019.

The product average selling price per pound in the second quarter of fiscal 2019 was $23.48, which is a 5.4% increase over last fiscal year’s second quarter, but is sequentially $0.05 per pound lower than the first quarter of fiscal 2019.  The alloy product mix of shipments this quarter was lower in value, partly offset by the effect of announced price increases. The most recent decline in the price of cobalt had a moderate unfavorable impact this quarter.

Gross Profit Margin Trend Performance

The net revenue, gross profit margin and gross profit margin percentage improved in the second quarter of fiscal 2019 as compared to the first quarter on a 19.3% increase in pounds sold, although margins were negatively impacted by lower-than-normal specialty application projects, a lower-valued alloy product mix and higher costs from the planned outage of cold-finishing production, which continued into the second quarter.   In addition, the decline in the market price of cobalt compressed margins moderately this quarter and may continue to be a headwind in the second half of fiscal 2019.

Backlog

Backlog was $253.0 million at March 31, 2019, an increase of $15.2 million, or 6.4%, from $237.8 million at December 31, 2018.  Backlog pounds at March 31, 2019 increased sequentially during the second quarter of fiscal 2019 by 5.5% as compared to December 31, 2018 after an increase during the first quarter of fiscal 2019 of 15.6%  as compared to September 30, 2018.  Order entry levels in the second quarter of fiscal 2019 were higher in all markets, as compared to the prior quarter.

Capital Spending

During the first six months of fiscal 2019, capital investment was $5.4 million, and the forecast for capital spending in fiscal 2019 is approximately $12.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $294.3 million at March 31, 2019, an increase of $2.4 million, or 0.8%, from $291.9 million at September 30, 2018. This increase resulted primarily from accounts receivable increasing $7.7 million, partially offset by accounts payable and accrued expenses increasing by $4.2 million and inventory decreasing by $1.0 million during the first six months of fiscal 2019.  As compared to the first quarter ended December 31, 2018, controllable working capital increased $1.5 million, or 0.5%.  This increase resulted primarily from accounts receivable increasing $16.1 million during the second quarter of fiscal 2019, partially offset by a  decrease in inventory of $9.0 million and increases in accounts payable and accrued expenses of $5.6 million.

Liquidity

During the first six months of fiscal 2019, the Company’s primary sources of cash were cash on-hand and the revolving credit facility which was drawn against during the first six months of fiscal 2019, but repaid in full by March 31, 2019.  Inclusive of $9.9 million that was held by foreign subsidiaries in various currencies, the Company had cash and cash equivalents of $10.8 million at March 31, 2019, compared to $9.8 million at September 30, 2018.

Net cash provided by operating activities in the first six months of fiscal 2019 was $12.1 million compared to net cash used in operating activities of $(17.0) million in the first six months of fiscal 2018, a difference of $29.1 million.  The improvement is primarily driven by a reduction in inventory during the first six months of fiscal 2019 of $1.0 million compared to a $21.5 million increase in inventory during the same period of fiscal 2018 along with $4.6 million of income tax refunds during the first six months of fiscal 2019 as compared to a $0.9 million of tax payments during the same period of fiscal 2018.

Net cash used in investing activities was $5.4 million in the first six months of fiscal 2019, which was lower than cash used in investing activities during the same period of fiscal 2018 of $6.3 million.

Net cash used in financing activities was $5.7 million in the first six months of fiscal 2019, which was lower than cash used in financing activities during the same period of fiscal 2018 of $5.8 million, as a result of proceeds received from the exercise of stock options during the six months of fiscal 2019.  Other events impacting the first six months of fiscal 2019 included dividends paid of $5.5 million, which is comparable to the prior year.  Additionally, during the first six months of fiscal 2019, the Company borrowed $16.6 million from the revolving credit facility which was fully repaid by the end of the second quarter.

The Company’s sources of liquidity for fiscal 2019 are expected to consist primarily of cash generated from operations, cash on hand and, if needed, borrowings under the U.S. revolving credit facility. At March 31, 2019, the Company had cash of $10.8 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures,  regular quarterly dividends and working capital requirements over the next twelve months.

Dividend Declared

On May 2, 2019, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable June 14, 2019 to stockholders of record at the close of business on May 31, 2019. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

With a full quarter of new cold-finishing capability and a solid backlog to support higher business levels, the Company expects revenue and earnings in the third quarter of fiscal 2019 to be higher than the second quarter of fiscal 2019.

 Earnings Conference Call

The Company will host a conference call on Friday, May 3, 2019 to discuss its results for the second quarter of fiscal 2019.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 3, 2019	Dial-In Numbers:	844-602-0380 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0970 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 3rd at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  June 3rd, 2019. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	47591

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2019 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2018.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2019	2018	2019
Net revenues	$110,206	$127,474	$199,899	$234,543
Cost of sales	96,693	112,791	177,311	208,525
Gross profit	13,513	14,683	22,588	26,018
Selling, general and administrative expense	12,262	10,663	23,009	21,791
Research and technical expense	965	859	1,853	1,693
Operating income (loss)	286	3,161	(2,274)	2,534
Nonoperating retirement benefit expense	2,083	856	4,171	1,712
Interest income	(17)	(18)	(35)	(38)
Interest expense	229	284	459	525
Income (loss) before income taxes	(2,009)	2,039	(6,869)	335
Provision for (benefit from) income taxes	59	530	17,725	429
Net income (loss)	$(2,068)	$1,509	$(24,594)	$(94)
Net income (loss) per share:
Basic	$(0.17)	$0.12	$(1.99)	$(0.01)
Diluted	$(0.17)	$0.12	$(1.99)	$(0.01)
Weighted Average Common Shares Outstanding
Basic	12,422	12,449	12,417	12,440
Diluted	12,422	12,600	12,417	12,440

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	March 31,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$9,802	$10,780
Accounts receivable, less allowance for doubtful accounts of $1,130 and $1,401 at September 30, 2018 and March 31, 2019, respectively	73,437	81,088
Inventories	273,045	272,025
Income taxes receivable	7,240	2,451
Other current assets	2,825	3,630
Total current assets	366,349	369,974
Property, plant and equipment, net	179,400	175,577
Deferred income taxes	25,454	24,811
Other assets	7,163	7,197
Goodwill	4,789	4,789
Other intangible assets, net	5,539	5,384
Total assets	$588,694	$587,732
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,140	$40,823
Accrued expenses	17,463	17,962
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,198	66,380
Long-term obligations (less current portion)	8,443	8,372
Deferred revenue (less current portion)	17,829	16,579
Deferred income taxes	1,919	1,919
Accrued pension benefits (less current portion)	62,072	61,107
Accrued postretirement benefits (less current portion)	103,013	103,683
Total liabilities	255,474	258,040
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,546,591 and 12,566,819 shares issued and 12,504,478 and 12,515,480 shares outstanding at September 30, 2018 and March 31, 2019, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	251,053	252,425
Accumulated earnings	126,588	120,977
Treasury stock, 42,113 shares at September 30, 2018 and 51,339 shares at March 31, 2019	(1,869)	(2,177)
Accumulated other comprehensive loss	(42,565)	(41,546)
Total stockholders’ equity	333,220	329,692
Total liabilities and stockholders’ equity	$588,694	$587,732

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(24,594)	$(94)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	11,449	9,296
Amortization	264	155
Pension and post-retirement expense - U.S. and U.K.	7,107	4,487
Stock compensation expense	1,317	1,157
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	27,858	238
Loss on disposition of property	55	5
Change in assets and liabilities:
Accounts receivable	(2,925)	(7,765)
Inventories	(21,548)	969
Other assets	(1,184)	(846)
Accounts payable and accrued expenses	2,385	4,124
Income taxes	(11,066)	4,788
Accrued pension and postretirement benefits	(4,905)	(3,207)
Net cash provided by operating activities	(17,037)	12,057
Cash flows from investing activities:
Additions to property, plant and equipment	(6,338)	(5,409)
Net cash used in investing activities	(6,338)	(5,409)
Cash flows from financing activities:
Revolving credit facility borrowings	—	16,600
Revolving credit facility repayments	—	(16,600)
Dividends paid	(5,509)	(5,505)
Proceeds from exercise of stock options	—	215
Payment for purchase of treasury stock	(223)	(308)
Payments on long-term obligation	(109)	(71)
Net cash used in financing activities	(5,841)	(5,669)
Effect of exchange rates on cash	422	(1)
Increase (decrease) in cash and cash equivalents:	(28,794)	978
Cash and cash equivalents:
Beginning of period	46,328	9,802
End of period	$17,534	$10,780

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2018	2019
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net income (loss), as reported	$(24,594)	$(94)
Net income (loss) per diluted share, as reported	$(1.99)	$(0.01)

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	17,954	—
Other impacts to estimated effective tax rate	2,518	—
Adjustments recorded within tax provision	20,472	—
Adjustment impact on net loss per diluted share	$1.65	$—

Adjusted Net income (loss)	(4,122)	(94)
Adjusted Net income (loss) per diluted share	$(0.34)	$(0.01)

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2018	2018	2018	2018	2019
Net revenues	$110,206	$113,114	$122,313	$107,069	$127,474
Gross profit	13,513	15,363	17,884	11,335	14,683
Net income (loss)	(2,068)	713	2,130	(1,603)	1,509
Net income (loss) per share:
Basic	$ (0.17)	$ 0.06	$ 0.17	$ (0.13)	$ 0.12
Diluted	$ (0.17)	$ 0.06	$ 0.17	$ (0.13)	$ 0.12